UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 4, 2010

RailAmerica, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32579	65-0328006
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7411 Fullerton Street, Suite 300, Jacksonville, Florida		32256
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	800-342-1131

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 4, 2010, RailAmerica, Inc. (the "Company") announced that its subsidiary RaiLink Canada Ltd. has entered into a long term operating agreement with the Canadian Pacific Railway ("CP") to operate a portion of the Ottawa Valley Railway ("OVRR") line. In December of 2009, the Company announced the termination of its lease with CP of the OVRR. As part of the terms of the lease termination, the Company continued to operate 157 miles of the line between Sudbury and Mattawa, Ontario, and between Mattawa and Temiscaming, Quebec for an interim period of time. RailAmerica has now agreed to continue to operate these segments of the OVRR under a new, five year operating agreement with an option for future extension. The Company expects the agreement to result in a positive contribution to net income.

The OVRR operation primarily transports pulp, paper and allied products. The Company will adjust historical financial statements to reflect OVRR as a continuing operation. For the six months ended June 30, 2010, the effect of this adjustment is that $0.7 million of income previously reported in discontinued operations will now be reported in continuing operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RailAmerica, Inc.

October 4, 2010	By:	B. Clyde Preslar

Name: B. Clyde Preslar
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued October 4, 2010 announcing new agreement with Canadian Pacific to operate Ottawa Valley Railway